Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0001 par value per share — 2021 Incentive Award Plan	Rule 457(c) and 457(h)	12,427,964	(2)	$7.28	(4)	$90,475,577.92	$92.70 per million dollars	$8,387.09
Equity	Ordinary Shares, $0.0001 par value per share — EMI Option Agreements	457(h)	21,656,655	(3)	$0.24	(5)	$5,197,597.20	$92.70 per million dollars	$481.82
Total Offering Amounts							$95,673,175.12		$8,868.91
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$8,868.91

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value $0.0001 per share (“Ordinary Share”), of Vertical Aerospace Ltd. (the “Company”) that become issuable under the Company’s 2021 Incentive Award Plan (the “Incentive Plan”) by reason of any future share dividend, share split, recapitalization or other any similar transaction.
(2)	Represents 12,427,964 Ordinary Shares reserved for issuance under the 2021 Incentive Award Plan.
(3)	Represents 21,656,655 Ordinary Shares reserved for issuance which are intended to be tax qualifying enterprise management incentive options under Schedule 5 of the UK Income Tax (Earnings and Pensions) Act 2003 (the “EMI Option Agreements”).
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s Ordinary Shares as reported on the New York Stock Exchange on March 17, 2022, which date is within five business days prior to the filing of this Registration Statement.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the weighted average price of £0.183 and converted to $0.24 at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.3063 on March 11, 2022, at which the options pursuant to the EMI Option Agreements may be exercised in exchange for the Company’s Ordinary Shares.